Exhibit 99.1

Implant Sciences Announces Accretive Acquisition of Core Systems Incorporated

Core Acquisition Estimated to Double Implant Revenues

WAKEFIELD, Mass—Oct. 14, 2004—Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced the execution of a definitive agreement (the “Definitive Agreement”) to acquire Core Systems Incorporated, a private semiconductor wafer processing company headquartered in Sunnyvale, California (“Core”). The Company expects the closing to occur in the next several days following the satisfaction of certain agreed-upon conditions of the Definitive Agreement (the “Closing Date”).

Implant and Core both believe they are recognized as leaders in the semiconductor ion implantation services industry. Implant has been in this market since 1984 and Core has been in this market since 1991. The combination of Implant and Core’s ion implantation business will form the 2nd largest wafer implant processing company in the world with 28 ion implanters processing wafers for approximately 350 customer accounts, world-wide

Implant’s recently reported revenues for the year ended June 30, 2004 was approximately $8.6 million and included approximately $1.0 million in revenues from the Company’s semiconductor business. Core’s revenues for the twelve-month period prior to the execution of the Definitive Agreement is estimated to be approximately $5.0 million. The combination of Implant and Core’s growing semiconductor business is expected to double the Company’s total revenues in fiscal 2005 and should be accretive to earnings.

The Company will pay $2,000,000 in cash and will issue approximately 311,000 shares of the Company’s common stock having a value of $3,250,000. However, the shares will be subject to a lock-up provision for six (6) months from the Closing Date and will be adjusted in the event the Company’s stock price at the end of the lock-up period is either greater than twenty-five percent (25%) higher or lower than the price used in the Definitive Agreement. In addition, the Definitive Agreement includes an Earnout provision equal to Core’s earnings before taxes, depreciation and amortization for the twelve (12) month period beginning on October 13, 2004 (the “Earnout”), the execution date of the Definitive Agreement (the “Execution Date”), which will be paid in additional shares of the Company’s common stock. The number of shares to be issued in connection with the Earnout (the “Earnout Shares”) will be calculated by dividing the dollar amount of the Earnout by the twenty (20) day average closing price of Implant’s common stock prior to end of the Earnout period (the “Earnout Share Price”). However, the Earnout Shares will also be subject to a six (6) month lock-up and will be adjusted in the event the Company’s stock price is either greater than twenty-five percent (25%) higher or lower than the Earnout Share Price at the end of the Earnout lock-up period

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “Over the past few years, we believe that our explosives detection business has been the focus of the Company and the investment community. This acquisition will enhance our growth in the explosives detection business by providing steady cash flow to fund new explosive detection products without needing to dilute shareholders by raising money in the capital markets

Dr. Armini further commented, “In as much as we have invested and will continue to invest resources into our explosives detection business, we believe that there are opportunities to grow our other business units. Our radiation therapy business should be bolstered with the addition of our new breast cancer radiation device, which should be submitted for FDA 510(k) review in the next several days. We continue to add resources to our explosives detection business unit to meet delivery schedules, expand our distribution channel and develop new products, such as a portal to detect explosives on passengers. We also believe there are opportunities to grow our semiconductor business through other acquisitions and the implementation of new strategic plans to enhance the wafer services we provide to the semiconductor industry. To that end we have retained the services of The Ugroup, of San Jose, California, to assist us in future accretive acquisitions and implementation of a strategic directive that will continue to enhance the value of our semiconductor business. It is management’s intention to take those strategic steps that should enhance the value of the Company as a whole through the enhancement of each of its business units.”

The Ugroup assisted the Company in the financing, negotiation and coordination of the acquisition of Core. The Ugroup has also been retained by the Company to assist in the integration of Core and to execute a strategic mandate to grow the Company’s semiconductor business through accretive acquisitions and exploitation of creative strategies to enhance the way ion implantation and wafer services are provided to the semiconductor industry. The Ugroup was formed in 2002 by a group of senior executives having semiconductor industry expertise.

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for national security, medicine, and industry. Under development are portable and bench-top trace element detection devices to identify explosives, narcotics and other toxic materials. The Company has also received government grants from the US Army, Navy and Air Force, and the Transportation Security Administration to adapt the Company’s explosive detection technology to a wide number of security requirements.

Using its proprietary ion implantation and thin film coating technologies, Implant Sciences has a sophisticated production line that modifies the surface characteristics of orthopedic joint implants to reduce polyethylene wear, thereby substantially increasing the life of the implants. The Company also manufactures and markets radioactive and non-radioactive products for medical use, including radioactive seeds for treating prostate cancer that are distributed throughout the United States by its own direct sales force. In parallel with the production of these seeds, it is also developing additional brachytherapy products for the treatment of breast, eye, and other cancers.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Aurelius Consulting Group

Investors:

Dave Gentry or Ed Sasso, 407-644-4256

dave@aurcg.com

www.runonideas.com

or

Implant Sciences Corporation

Investors:

David C. Volpe, 508-523-3141

dvolpe@implantsciences.com

www.implantsciences.com

or

The Investor Relations Group

Media:

Mike Graff or Janet Vasquez, 212-825-3210